                                                                   EXHIBIT 23.2




                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
Jabil Circuit, Inc.

We consent to incorporation by reference herein of our report dated October 6, 1998, except as to Note 10 which is as of December 7, 1998, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1998 and all related schedules, which report appears in the August 31, 1998 annual report on Form 10-K of Jabil Circuit, Inc.


                                          /s/ KPMG LLP
                                          -------------------------------------


August 24, 1999
St. Petersburg, Florida